Exhibit 10.1

Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen September 1989	Adopted by International Support Vessel Owners’ Association (ISOA), London	Printed by BIMCO’s idea	Issued by The Documentary Committee of The Baltic and International Maritime Council (BIMCO), Copenhagen’ (First edition published 1975) REVISED 1989

1.	Place and date Aberdeen 06.08.10	UNIFORM TIME CHARTER PARTY FOR OFFSHORE SERVICE VESSELS CODE NAME: “SUPPLYTIME 89”

PART I

2.	Owners/Place of business (full style, address and telex/telexfax no.) (Cl. 1(a))	3.	Charterers/Place of business (full style, address and telex/telexfax no.) (Cl. 1(a))
	Hays Ships Limited		RMS Titanic Inc (RMST)
	Oil States Buildings		3340 Peachtree Road NE
	Blackness Road		Suite 900
	Altens		Atlanta Georgia 30326
	Aberdeen AB12 3LH		Fax 001 404 806 6260
	Phone 01224 878 200		Phone 001 404 842 2600
	Fax 01224 878 550		Mr Chris Davino
	hays@haysships.com		Cdavino@prxi.com
Mr Malcolm Craig

4.	Vessel’s name (Cl. 1(a))	5.	Date of delivery (Cl. 2(a))	6.	Cancelling date (Cl. 2(a) and (c))
	Jean Charcot		15th August 2010		30th August 2010

7.	Port or place of delivery (Cl. 2(a))	8.	Port or place redelivery/notice of redelivery (Cl. 2(d))
St Johns NF
St Johns or as Mutually agreed

(i) Port or place of redelivery

10 Days

(ii) Number of days’ notice of redelivery

9.	Period of hire (Cl. 1(a))	10.	Extension of period of hire (optional) (Cl. 1(b))
30 days Firm
10 x 1 day extensions

(i) Period of extension

As mutually agreed

(ii) Advance notice for declaration of option (days)

11.	Automatic extension period to complete voyage or well (Cl. 1(c))	12.	Mobilisation charge (lump sum and when due) (Cl. 2(b)(i))

	Voyage		As per RMST and Deep 6 Inc Agreement

	(i) Voyage or well (state which)		(i) Lump sum

	As agreed		NA

	(ii) Maximum extension period (state number of days)		(ii) When due

		13.	Port or place of mobilisation (Cl. 2(b)(i))
St Johns NF

14.	Early termination of charter (state amount of hire payable) (Cl. 26(a))	15.	Number of days’ notice of early termination (Cl. 26(a))	16.	Demobilisation charge (lump sum) (Cl. 2(e) and Cl. 26(a))
	10 days		10 Days		As per RMST and Deep 6 Inc agreement.
This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“SUPPLYTIME 89” UNIFORM TIME CHARTER PARTY FOR OFFSHORE SERVICE VESSELS	PART I

17.	Area of operation (Cl. 5(a)) Worldwide operations			18.	Employment of vessel restricted to (state nature of service(s)) (Cl. 5(a))
					Survey support as instructed by the charterers, but always within the vessels safe operating capabilities certification and class.

19.	Charter hire (state rate and currency) (Cl. 10(a) and (d))			20.	Extension hire (if agreed, state rate) (Cl. 10(b))
					As box 19
	Hire rate GBP 6,500 per day Ex fuel and lubes

21.	Invoicing for hire and other payments (Cl. 10(d))			22.	Payments (state mode and place of payment; also state beneficiary and bank account) (Cl. 10(e))
	(i) state whether to be issued in advance or arrears Interim payment (15 days) by 1st September				GBP pounds sterling cash by wire/telex transfer, to the bank account nominated by the owners.
	Final Payment within 30 days of completion of Demob at St Johns

	(ii) state to whom to be issued if addressee other than stated in Box 2				Bank of Scotland 10 Greenwell Road
	n/a				East Tullos Aberdeen
					AB12 3AZ
	(iii) state to whom to be issued if addressee other than stated in Box 3				Account Hays Ships Ltd Swift code BOFSBG2S
	n/a				Sort Code 80-12-06
					Account No 00 437 507

23.	Payment of hire, bunker invoices and disbursements for Charterers’ account (state maximum number of days) (Cl. 10(e)) As in box 21			24.	Interest rate payable (Cl. 10(e)) UK base lending rate plus 2%	25.	Maximum audit period (Cl. 10(f)) 6 months

26.	Meals (state rate agreed) (Cl. 5(c)(i)) GBP 34	27.	Accommodation (state rate agreed) (Cl. 5(c)(i)) Included in Box 26	28.	Mutual Waiver of Recourse (optional, state whether applicable) (Cl. 12(f)) Applicable

29.	Sublet (state amount of daily increment to charter hire) (Cl. 17(b))			30.	War (state name of countries) (Cl. 19(e))
	n/a				Territorial waters of countries in which the vessel is operating

31.	General average (place of settlement — only to be filled in if other than London) (Cl. 21)			32.	Breakdown (state period) (Cl. 26(b)(v)) 7 days
	London Agreed

33.	Law and arbitration (state Cl. 31(a) or 31(b) or 31(c), as agreed; if Cl. 31(c) agreed also state place of arbitration) (Cl. 31)			34.	Numbers of additional clauses covering special provisions, if agreed
	London Agreed				Eight
This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“SUPPLYTIME 89” UNIFORM TIME CHARTER PARTY FOR OFFSHORE SERVICE VESSELS	PART I

35.	Names and addresses for notices and other communications required to be given by the Owners (Cl. 28)	36.	Names and addresses for notices and other communications required to be given by the Charterers (Cl. 28)
	Per box 2		Per box 3

It is mutually agreed that this Contract shall be performed subject to the conditions contained in the Charter consisting of PART I, including additional clauses if any agreed and stated in Box 34, and PART II as well as ANNEX “A” and ANNEX “B” as annexed to this Charter. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II and ANNEX “A” and ANNEX “B” to the extent of such conflict but no further. ANNEX “C” as annexed to this Charter is optional and shall only apply if expressly agreed and stated in Box 28.

Signature (Owners)	Signature (Charterers)

/s/ Malcolm Craig	/s/ Chris Davino, President
This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A” to Uniform Time Charter Party for Offshore Service Vessels Code Name: “SUPPLYTIME 89” — dated
VESSEL SPECIFICATION

1.	General				(h)	Cargo Deck Area (m2): 200 Capacity (m.t.):

	(a)	Owner:	Name: Hays Ships Limited			Length (m) x Breadth (m):

			Address: Oil States Buildings — Aberdeen			Load Bearing Capacity N/A

	(b)	Operator:	Name:		(i)	Heavy Weight Brine (m3/barrels): N/A

			Address:			(max. SG) _____ /hr at head

	(c)		Vessel’s Name: Builder: Forges & CH.		* Multipurpose Tanks yes/no: No

Jean Charcot				4.	Machinery

	(d)		Year built: 1965		(a)	BHP Main Engines: 1200 Each

	(e)		Type: Research Vessel		(b)	Engine Builder: MAN

	(f)		Classification and Society: BV		(c)	Number of Engines and Type: 3 x Diesel Electric

	(g)		Flag: British		(d)	Generators: 1 x 375 KVA

	(h)		Date of next scheduled drydocking: Dec 2009
+ 1 x 125 KVA

2.	Performance

	(a)		Certified Bollard Pull (Tonnes) __________

	(b)		Speed/Consumption (Non-Towing)		(e)	Stabilisers: Stability Tanks

			(Approx. Daily Fuel Consumption)		(f)	Bow Thruster(s): 1 x 300 HP
(Fair Weather)

			Max Speed: 12 Kts (app.) 9 Tonnes		(g)	Stern Thruster(s): 1 x 300 HP

			Service Speed: 10 Kts (app.) 6 Tonnes		(h)	Propellers/Rudders: 2 + 2

			Standby (main engines secured) 1 Tonnes		(i)	Number and Pressure Rating of Bulk Compressors: N/A

	(c)		Approx. Towing/Working Fuel Consumption		(i)	Fuel Oil Metering System: N/A

Engine Power 100% Tonnes

	(d)		Type(s) and Grade(s) of Fuel Used:	5.	Towing and Anchor Handling Equipment

					(a)	(i) Stern Roller (Dimensions): N/A
3.	Dimensions and Capacities/Discharge Rates:
(ii) Anchor Handling/Towing Winch: N/A
	(a)		L.O.A. (m): 66.24 Breadth (m): 14.10 Depth (m): 7.45

			Max Draught (m): 5.5m			(iii) Rig Chain Locker Capacity (linear feet of 3 in. Chain): N/A

	(b)		Deadweight (metric tons): 839.5			(iv) Tugger Winches: N/A

			Discharge Rate			(v) Chain Stopper Make and Type: N/A

	(c)		* Cargo Fuel max (m3): N/A ___ /hr at head		(b)	(i) Towing Wire: N/A

	(d)		* Drill Water max (m3): N/A ___/hr at head			(ii) Spare Towing Wire: N/A

	(e)		Potable Water (m3): N/A ___/hr at head			(iii) Work Wire: N/A

	(f)		Dry Bulk (m3/cu.ft): N/A in Tanks ___/hr at head			(iv) Spare Work Wire: N/A

	(g)		Liquid Mud (m3/barrels): N/A ___/hr at head

(max. SG) N/A

State type of recirculation system i.e.

mechanical agitation, centrifugal pumps etc. N/A
This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A”
VESSEL SPECIFICATION

		(v) Other Anchor Handling Equipment		(c) Portable: Foam + DP + Water
(e.g. Pelican Hooks, Shackles, Stretchers etc.): N/A
			8.	Accommodation

(a) Crew: Berths for 40 (b) Passengers: Persons in total

6.	Radio and Navigation Equipment		9.	Galley

	(a)	Radios		(a) Freezer Space (m3): Sufficient for 42 days

		Single Side Band: 1 x Furuno + DSC		(b) Cooler (m3): _________

		VHF: 2 x Furuno + 2 DSC	10.	Additional Equipment

		Satcom: 1 x Iriduim Open Port + Sat C		(a) Mooring Equipment: 1 x Winch / Windlass forward
1 x Mooring Winch Aft
	(b)	Electronic Navigation Equipment: 2 x GPS
		1 x AIS		(b) Joystick: 1 x EMRI DP

	(c)	Gyro: 2 x Gyrostar		(c) Other:

	(d)	Radar: 1 x Racal Decca 1 x Furuno	11.	Standby/Survivor Certificate Yes/No

	(e)	Autopilot: 1 x Sperry Marine		Nos: No

	(f)	Depth Sounder: 1 x Simrad ED 162

7.	Fire Fighting Equipment

	(a)	Class (FF1, FF2, FF3, other): N/A

	(b)	Fixed: CO2 — ER
This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “B” to Uniform Time Charter Party for Offshore Service Vessels Code Name: “SUPPLYTIME 89” — dated
INSURANCE

Insurance policies (as applicable) to be procured and maintained by the Owners under Clause 14:

(1)	Marine Hull Insurance. — Hull and Machinery Insurance shall be provided with limits equal to those normally carried by the Owners for the Vessel.

(2)	Protection and Indemnity (Marine Liability) Insurance. — Protection and Indemnity or Marine Liability insurance shall be provided for the Vessel with a limit equal to the value under paragraph 1 above or U.S. $5 million, whichever is greater, and shall include but not be limited to coverage for crew liability, third party bodily injury and property damage liability, including collision liability, towers liability (unless carried elsewhere).

(3)	General Third Party Liability Insurance. — Coverage shall be for: Bodily Injury per person Property Damage per occurrence.

(4)	Workmen’s Compensation and Employer’s Liability Insurance for Employees. — Covering non-employees for statutory benefits as set out and required by local law in area of operation or area in which the Owners may become legally obliged to pay benefits.

(5)	Comprehensive General Automobile Liability Insurance. — Covering all owned, hired and non-owned vehicles, coverage shall be for:

Bodily Injury According to the local law.
Property Damage In an amount equivalent to
single limit per occurrence.

(6)	Such other insurances as may be agreed.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “C” to Uniform Time Charter Party for Offshore Service Vessels Code Name: “SUPPLYTIME 89” — dated
AGREEMENT FOR MUTUAL INDEMNITY AND WAIVER OF RECOURSE
(Optional, only applicable if stated in Box 28 in PART I)

This Agreement is made between the Owners and the Charterers and is premised on the following:
(a)	The Charterers and the Owners have entered into a contract or agreement dated as above regarding the performance of work or service in connection with the Charterers’ operations offshore (“Operations”);
(b)	The Charterers and the Owners have entered into, or shall enter into, contracts or agreements with other contractors for the performance of work or service in connection with the Operations;
(c)	Certain of such other contractors have signed, or may sign, counterparts of this Agreement or substantially similar agreements relating to the operations (“Signatory” or collectively “Signatories”); and
(d)	The Signatories wish to modify their relationship at common law and avoid entirely disputes as to their liabilities for damage or injuries to their respective property or employees;
In consideration of the premises and of execution of reciprocal covenants by the other Signatories, the Owners agree that:
1.	The Owners shall hold harmless, defend, indemnify and waive all rights of recourse against the other Signatories and their respective subsidiary and affiliate companies, employees, directors, officers, servants, agents, invitees, vessel(s), and insurers, from and against any and all claims, demands, liabilities or causes of action of every kind and character, in favour of any person or party, for injury to, illness or death of any employee of or for damage to or loss of property owned by the Owners (or in possession of the Owners by virtue of an arrangement made with an entity which is not a Signatory) which injury, illness, death, damage or loss arises out of the Operations, and regardless of the cause of such injury, illness, death, damage or loss even though caused in whole or in part by a pre-existing defect, the negligence, strict liability or other legal fault of other Signatories.
2.	The Owners (including the Vessel) shall have no liability whatsoever for injury, illness or death of any employee of another Signatory under the Owners’ direction by virtue of an arrangement made with such other Signatory, or for damage to or loss of property of another Signatory in the Owners’ possession by virtue of an arrangement made with such other Signatory. In no event shall the Owners (including the Vessel) be liable to another Signatory for any consequential damages whatsoever arising out of or in connection with the performance or non-performance of this Agreement, including, but not limited to, loss of use, loss of profits, shut-in or loss of production and cost of insurance.
3.	The Owners undertake to obtain from their insurers a waiver of rights of subrogation against all other Signatories in accordance with the provisions of this Agreement governing the mutual liability of the Signatories with regard to the Operations.
4.	The Owners shall attempt to have those of their sub-contractors which are involved in the Operations become Signatories and shall promptly furnish the Charterers with an original counterpart of this Agreement or of a substantially similar agreement executed by its sub-contractors.
5.	Nothing contained in this Agreement shall be construed or held to deprive the Owners or the Charterers or any other Signatory as against any person or party, including as against each other, of any right to claim limitation of liability provided by any applicable law, statute or convention, save that nothing in this Agreement shall create any right to limit liability. Where the Owners or the Charterers or any other Signatory may seek an indemnity under the provisions of this Agreement as against each other in respect of a claim brought by a third party, the Owners or the Charterers or any other Signatory shall seek to limit their liability against such third party.
6.	The Charterers shall provide the Owners with a copy of every counterpart of this Agreement or substantially similar agreement which is executed by another Signatory pertaining to the Operations, and shall, in signing this, and in every counterpart of this Agreement, be deemed to be acting as agent or trustee for the benefit of all Signatories.
7.	This Agreement shall inure to the benefit of and become binding on the Owners as to any other Signatories on the later of the date of execution by the Owners and the date of execution of a counterpart of this Agreement or a substantially similar agreement by such other Signatory pertaining to the Operations.
8.	Any contractor, consultant, sub-contractor, etc., performing work or service for the Charterers or another Signatory in connection with the Operations which has not entered into a formal contract for the performance of such work or service may nevertheless become a Signatory by signing a counterpart of this Agreement or a substantially similar agreement which shall govern, as to the subject of this Agreement, the relationship between such new Signatory and the other Signatories and also by extension its relations with the Charterers.
9.	This Agreement may be executed in any number of counterparts or substantially similar agreements as necessary but all such counterparts shall together constitute one legal instrument.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

1.	Period
(a) The Owners stated in Box 2 let and the Charterers stated in Box 3 hire the Vessel named in Box 4, as specified in ANNEX “A” (hereinafter referred to as “the Vessel”), for the period as stated in Box 9 from the time the Vessel is delivered to the Charterers.
(b) Subject to Clause 10(b), the Charterers have the option to extend the Charter Period in direct continuation for the period stated in Box 10(i), but such an option must be declared in accordance with Box 10(ii).
(c)The Charter Period shall automatically be extended for the time required to complete the voyage or well (whichever is stated in Box 11(i)) in progress, such time not to exceed the period stated in Box 11(ii).
2.	Delivery and Redelivery
(a) Delivery. — Subject to sub-clause (b) of this Clause the Vessel shall be delivered by the Owners free of cargo and with clean tanks at any time between the date stated in Box 5 and the date stated in Box 6 at the port or place stated in Box 7 where the Vessel can safely lie always afloat.
(b) Mobilisation. — (i) The Charterers shall pay ~~a lump sum as stated in Box 12 without discount by way of mobilisation charge in consideration of the Owners giving delivery at the port or place stated in Box 7. The mobilisation charge shall not be affected by any change in the port or place of mobilisation from that stated in Box 13.~~

~~(ii) Should the Owners agree to the Vessel leading and transporting cargo and/or undertaking any other service for the Charterers on rout to the port of delivery or from the port of redelivery, then all terms and conditions of this Charter Party shall apply to such loading and transporting and/or other service exactly as if performed during the Charter Period excepting only that any lump sum freight agreed in respect thereof shall be payable on shipment or commencement of the service as the case may be, the Vessel and/or goods lost or not lost.~~
(c) Cancelling. — If the Vessel is not delivered by midnight local time on the cancelling date stated in Box 6, the Charterers shall be entitled to cancel this Charter Party. However, if despite the exercise of due diligence by the Owners, the Owners will be unable to deliver the Vessel by the cancelling date, they may give notice in writing to the Charterers at any time prior to the delivery date as stated in Box 5, and shall state in such notice the date by which they will be able to deliver the Vessel. The Charterers may within 24 hours of receipt of such notice give notice in writing to the Owners cancelling this Charter Party. If the Charterers do not give such notice, then the later date specified in the Owners’ notice shall be substituted for the cancelling date for all the purposes of this Charter Party. In the event the Charterers cancel the Charter Party, it shall terminate on terms that neither party shall be liable to the other for any losses incurred by reason of the non-delivery of the Vessel or the cancellation of the Charter Party.
(d) Redelivery. — The Vessel shall be redelivered on the expiration or earlier termination of this Charter Party free of cargo and with clean tanks at the port or place as stated in Box 8(i) or such other port or place as may be mutually agreed. The Charterers shall give not less than the number of days notice in writing of their intention to redeliver the Vessel, as stated in Box 8(ii).
(e) Demobilisation. — The Charterers shall pay a lump sum without discount in the amount as stated in Box 16 by way of demobilisation charge which amount shall be paid on the expiration or on earlier termination of this Charter Party.
3.	Condition of Vessel
(a) The Owners undertake that at the date of delivery under this Charter Party the Vessel shall be of the description and classification as specified in ANNEX “A”, attached hereto, and undertake to so maintain the Vessel during the period of service under this Charter Party.
(b) The Owners shall before and at the date of delivery of the Vessel and throughout the Charter Period exercise due diligence to make and maintain the Vessel tight, staunch, strong in good order and condition and, without prejudice to the generality of the foregoing, in every way fit to operate effectively at all times for the services as stated in Clause 5.
4.	Survey
~~The Owners and the Charterers shall jointly appoint an independent surveyor for the purpose of determining and agreeing in writing the condition of the Vessel, any anchor handling and towing equipment specified in Section 5 of ANNEX “A”, and the quality and quantity of fuel, lubricants and water at the time of delivery and redelivery hereunder. The Owners and the Charterers shall jointly share the time and expense of such surveys.~~
5.	Employment and Area of Operation
(a) The Vessel shall be employed in offshore activities which are lawful in accordance with the law of the place of the Vessel’s flag and/or registration and of the place of operation. Such activities shall be restricted to the service(s) as stated in Box 18, and to voyages between any good and safe port or place and any place or offshore unit where the Vessel can safely lie always afloat within the Area of Operation as stated in Box 17 which shall always be within Institute Warranty Limits and which shall in no circumstances be exceeded without prior agreement and adjustment of the Hire and in accordance with such other terms as appropriate to be agreed; provided always that the Charterers do not warrant the safety of any such port or place or offshore unit but shall exercise due diligence in issuing their orders to the Vessel as if the Vessel were their own property and having regard to her capabilities and the nature of her employment. Unless otherwise agreed, the Vessel shall not be employed as a diving platform.
(b) Relevant permission and licences from responsible authorities for the Vessel to enter, work in and leave the Area of Operation shall be obtained by the Charterers and the Owners shall assist, if necessary, in every way possible to secure such permission and licences.
(c) The Vessel’s Space. — The whole reach and burden and decks of the Vessel shall throughout the Charter Period be at the Charterers’ disposal reserving proper and sufficient space for the Vessel’s Master, Officers, Crew, tackle, apparel, furniture, provisions and stores. The Charterers shall be entitled to carry, so far as space is available and for their purposes in connection with their operations:
(i)	Persons other than crew members, other than fare paying, and for such purposes to make use of the Vessel’s available accommodation not being used on the voyage by the Vessel’s Crew. The Owners shall provide suitable provisions and requisites for such persons for which the Charterers shall pay at the rate as stated in Box 26 per meal and at the rate as stated in Box 27 per day for the provision of bedding and services for persons using berth accommodation.

(ii)	Lawful cargo whether carried on or under deck.
(iii)	Explosives and dangerous cargo, whether in bulk or packaged, provided proper notification has been given and such cargo is marked and packed in accordance with the national regulations of the Vessel and/or the International Maritime Dangerous Goods Code and/or other pertinent regulations. Failing such proper notification, marking or packing the Charterers shall indemnify the Owners in respect of any loss, damage or liability whatsoever and howsoever arising therefrom. The Charterers accept responsibility for any additional expenses (including reinstatement expenses) incurred by the Owners in relation to the carriage of explosives and dangerous cargo.

(iv)	Hazardous and noxious substances, subject to Clause 12(g), proper notification and any pertinent regulations.
(d) Laying-up of Vessel. — The Charterers shall have the option of laying up the Vessel at an agreed safe port or place for all or any portion of the Charter Period in which case the Hire hereunder shall continue to be paid but, if the period of such lay-up exceeds 30 consecutive days there shall be credited against such Hire the amount which the Owners shall reasonably have saved by way of reduction in expenses and overheads as a result of the lay-up of the Vessel.
6.	Master and Crew
(a) (i) The Master shall carry out his duties promptly and the Vessel shall render all reasonable services within her capabilities by day and by night and at such times and on such schedules as the Charterers may reasonably require without any obligations of the Charterers to pay to the Owners or the Master, Officers or the Crew of the Vessel any excess or overtime payments. The Charterers shall furnish the Master with all instructions and sailing directions and the Master and Engineer shall keep full and correct logs accessible to the Charterers or their agents.
(ii) The Master shall sign cargo documents as and in the form presented, the same, however, not to be Bills of Lading, but receipts which shall be non-negotiable documents and shall be marked as such. The Charterers shall indemnify the Owners against all consequences and liabilities arising from the Master, Officers or agents signing, under the direction of the Charterers, those cargo documents or other documents inconsistent with this Charter Party or from any irregularity in the papers supplied by the Charterers or their agents.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

(b) The Vessel’s Crew if required by Charterers will connect and disconnect electric cables, fuel, water and pneumatic hoses when placed on board the Vessel in port as well as alongside the offshore units; will operate the machinery on board the Vessel for loading and unloading cargoes; and will hook and unhook cargo on board the Vessel when loading or discharging alongside offshore units. If the port regulations or the seamen and/or labour unions do not permit the Crew of the Vessel to carry out any of this work, then the Charterers shall make, at their own expense, whatever other arrangements may be necessary, always under the direction of the Master.
(c) If the Charterers have reason to be dissatisfied with the conduct of the Master or any Officer or member of the Crew, the Owners on receiving particulars of the complaint shall promptly investigate the matter and if the complaint proves to be well founded, the Owners shall as soon as reasonably possible make appropriate changes in the appointment.
(d) The entire operation, navigation, and management of the Vessel shall be in the exclusive control and command of the Owners, their Master, Officers and Crew. The Vessel will be operated and the services hereunder will be rendered as requested by the Charterers, subject always to the exclusive right of the Owners or the Master of the Vessel to determine whether operation of the Vessel may be safely undertaken. In the performance of the Charter Party, the Owners are deemed to be an independent contractor, the Charterers being concerned only with the results of the services performed.
7.	Owners to Provide
(a) The Owners shall provide and pay for all provisions, wages and all other expenses of the Master, Officers and Crew; all maintenance and repair of the Vessel’s hull, machinery and equipment as specified in ANNEX “A”; also, except as otherwise provided in this Charter Party, for all insurance on the Vessel, all dues and charges directly related to the Vessel’s flag and/or registration, all deck, cabin and engineroom stores, cordage required for ordinary ship’s purposes mooring alongside in harbour, and all fumigation expenses and de-ratisation certificates. The Owners’ obligations under this Clause extend to cover all liabilities for consular charges appertaining to the Master, Officers and Crew, customs or import duties arising at any time during the performance of this Charter Party in relation to the personal effects of the Master, Officers and Crew, and in relation to the stores, provisions and other matters as aforesaid which the Owners are to provide and/or pay for and the Owners shall refund to the Charterers any sums they or their agents may have paid or been compelled to pay in respect of such liability.
~~(b) On delivery the Vessel shall bo equipped, if appropriate, at the Owners’ expense with any towing and anchor handling equipment specified in Section 5(b) of ANNEX “A”. If during the Charter Period any such equipment becomes lost, damaged or unserviceable, other than as a result of the Owners’ negligence, the Charterers shall either provide, or direct the Owners to provide, an equivalent replacement at the Charterers’ expense.~~
8.	Charterers to Provide
(a) While the Vessel is on hire the Charterers shall provide and pay for all fuel, lubricants, water, ~~dispersants, firefighting foam~~ and transport thereof, port charges, pilotage and boatmen and canal steersmen (whether compulsory or not), launch hire (unless incurred in connection with the Owners’ business), light dues, tug assistance, canal, dock, harbour, tonnage and other dues and charges, agencies and commissions incurred on the Charterers’ business, costs for security or other watchmen, and of quarantine (if occasioned by the nature of the cargo carried or the ports visited whilst employed under this Charter Party but not otherwise).
(b) At all times the Charterers shall provide and pay for the loading and unloading of cargoes so far as not done by the Vessel’s crew, cleaning of cargo tanks, all necessary dunnage, uprights and shoring equipment for securing deck cargo, all cordage except as to be provided by the Owners, all ropes, slings and special runners (including bulk cargo discharge hoses) actually used for loading and discharging, inert gas required for the protection of cargo, and electrodes used for offshore works, and shall reimburse the Owners for the actual cost of replacement of special mooring lines to offshore units, wires, nylon spring lines etc. used for offshore works, all hose connections and adaptors, and further, shall refill oxygen/acetylene bottles used for offshore works.
(c) The Charterers shall pay for customs duties, all permits, import duties (including costs involved in establishing temporary or permanent importation bonds), and clearance expenses, both for the Vessel and/or equipment, required for or arising out of this Charter Party.
9.	Bunkers
Unless otherwise agreed, the Vessel shall be delivered with bunkers and lubricants as on board and redelivered with sufficient bunkers to reach the next bunkering stage en route to her next port of call. The Charterers upon delivery and the Owners upon redelivery shall take over and pay for the bunkers and lubricants on board at the prices prevailing at the times and ports of delivery and redelivery.
10.	Hire and Payments
(a) Hire. — The Charterers shall pay Hire for the Vessel at the rate stated in Box 19 per day or pro rata for part thereof from the time that the Vessel is delivered to the Charterers until the expiration or earlier termination of this Charter Party.
(b) Extension Hire. — If the option to extend the Charter Period under Clause 1(b) is exercised, Hire for such extension shall, unless stated in Box 20, be mutually agreed between the Owners and the Charterers.
(c) Adjustment of Hire. — The rate of hire shall be adjusted to reflect documented changes, after the date of entering into the Charter Party or the date of commencement of employment, whichever is earlier, in the Owners’ costs arising from changes in the Charterers’ requirements or regulations governing the Vessel and/or its Crew or this Charter Party.
(d) Invoicing. — All invoices shall be issued in the contract currency stated in Box 19. In respect of reimbursable expenses incurred in currencies other than the contract currency, the rate of exchange into the contract currency shall be that quoted by the Central Bank of the country of such other currency as at the date of the Owners’ invoice. Invoices covering Hire and any other payments due shall be issued monthly as stated in Box 21(i) or at the expiration or earlier termination of this Charter Party. ~~Notwithstanding tho foregoing, bunkers and lubricants on board at delivery shall be invoiced at the time of delivery.~~
(e) Payments. — Payments of Hire, bunker invoices and disbursements for the Charterers’ account shall be received within the number of days stated in Box 23 from the date of receipt of the invoice. Payment shall be made in the contract currency in full without discount to the account stated in Box 22. However any advances for disbursements made on behalf of and approved by the Owners may be deducted from Hire due.
If payment is not received by the Owners within 5 banking days following the due date the Owners are entitled to charge interest at the rate stated in Box 24 on the amount outstanding from and including the due date until payment is received.
Where an invoice is disputed, the Charterers shall in any event pay the undisputed portion of the invoice but shall be entitled to withhold payment of the disputed portion provided that such portion is reasonably disputed and the Charterers specify such reason. Interest will be chargeable at the rate stated in Box 24 on such disputed amounts where resolved in favour of the Owners. Should the Owners prove the validity of the disputed portion of the invoice, balance payment shall be received by the Owners within 5 banking days after the dispute is resolved. Should the Charterers’ claim be valid, a corrected invoice shall be issued by the Owners.
In default of payment as herein specified, the Owners may require the Charterers to make payment of the amount due within 5 banking days of receipt of notification from the Owners; failing which the Owners shall have the right to withdraw the Vessel without prejudice to any claim the Owners may have against the Charterers under this Charter Party.
While payment remains due the Owners shall be entitled to suspend the performance of any and all of their obligations hereunder and shall have no responsibility whatsoever for any consequences thereof, in respect of which the Charterers hereby indemnify the Owners, and Hire shall continue to accrue and any extra expenses resulting from such suspension shall be for the Charterers’ account.
(f) Audit. — The Charterers shall have the right to appoint an independent chartered accountant to audit the Owners’ books directly related to work performed under this Charter Party at any time after the conclusion of the Charter Party, up to the expiry of the period stated in Box 25, to determine the validity of the Owners’ charges hereunder. The Owners undertake to make their records available for such purposes at their principal place of business during normal working hours. Any discrepancies discovered in payments made shall be promptly resolved by invoice or credit as appropriate.
11.	Suspension of Hire
(a) If as a result of any deficiency of Crew or of the Owners’ stores, strike of Master, Officers and Crew, breakdown of machinery, damage to hull or other accidents to the Vessel, the Vessel is prevented from working, no Hire shall be payable in respect of any time lost and any Hire paid in advance shall be adjusted accordingly provided always however that Hire shall not cease in the event of the Vessel being prevented from working as aforesaid as a result of:
(i)	the carriage of cargo as noted in Clause 5(c)(iii) and (iv);

(ii)	quarantine or risk of quarantine unless caused by the Master, Officers or Crew having communication with the shore at any infected area not in connection with the employment of the Vessel without the consent or the instructions of the Charterers;

(iii)	deviation from her Charter Party duties or exposure to abnormal risks at the request of the Charterers;

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

(iv)	detention in consequence of being driven into port or to anchorage through stress of weather or trading to shallow harbours or to river or ports with bars or suffering an accident to her cargo, when the expenses resulting from such detention shall be for the Charterers’ account howsoever incurred;

(v)	detention or damage by ice;

(vi)	any act or omission of the Charterers, their servants or agents.
(b) Liability for Vessel not Working. — The Owners’ liability for any loss, damage or delay sustained by the Charterers as a result of the Vessel being prevented from working by any cause whatsoever shall be limited to suspension of hire.
(c) Maintenance and Drydocking. — Notwithstanding sub-clause (a) hereof, the Charterers shall grant the Owners a maximum of ~~24~~ 48 hours on hire, which shall be cumulative, per month or pro rata for part of a month from the commencement of the Charter Period for maintenance and repairs including drydocking (hereinafter referred to as “maintenance allowance”).
The Vessel shall be drydocked at regular intervals. The Charterers shall place the Vessel at the Owners’ disposal clean of cargo, at a port (to be nominated by the Owners at a later date) having facilities suitable to the Owners for the purpose of such drydocking.
During reasonable voyage time taken in transits between such port and Area of Operation the Vessel shall be on hire and such time shall not be counted against the accumulated maintenance allowance.
Hire shall be suspended during any time taken in maintenance repairs and drydocking in excess of the accumulated maintenance allowance.
In the event of less time being taken by the Owners for repairs and drydocking or, alternatively, the Charterers not making the Vessel available for all or part of this time, the Charterers shall, upon expiration or earlier termination of the Charter Party, pay the equivalent of the daily rate of Hire then prevailing in addition to Hire otherwise due under this Charter Party in respect of all such time not so taken or made available.
Upon commencement of the Charter Period, the Owners agree to furnish the Charterers with the Owners’ proposed drydocking schedule and the Charterers agree to make every reasonable effort to assist the Owners in adhering to such predetermined drydocking schedule for the Vessel.
12.	Liabilities and Indemnities
(a) Owners. — Notwithstanding anything else contained in this Charter Party excepting Clauses 5(c)(iii), 7(b), 8(b), 12(g), 15(c) and 21, the Charterers shall not be responsible for loss of or damage to the property of the Owners or of their contractors and sub-contractors, including the Vessel, or for personal injury or death of the employees of the Owners or of their contractors and sub-contractors, arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, injury or death is caused wholly or partially by the act, neglect, or default of the Charterers, their employees, contractors or sub-contractors, and even if such loss, damage, injury or death is caused wholly or partially by unseaworthiness of any vessel; and the Owners shall indemnify, protect, defend and hold harmless the Charterers from any and against all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of or in connection with such loss, damage, personal injury or death.
(b) Charterers. — Notwithstanding anything else contained in this Charter Party excepting Clause 21, the Owners shall not be responsible for loss of, damage to, or any liability arising out of anything towed by the Vessel, any cargo laden upon or carried by the Vessel or her tow, the property of the Charterers or of their contractors and sub-contractors, including their offshore units, or for personal injury or death of the employees of the Charterers or of their contractors and sub-contractors (other than the Owners and their contractors and sub-contractors) or of anyone on board anything towed by the Vessel, arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, liability, injury or death is caused wholly or partially by the act, neglect or default of the Owners, their employees, contractors or sub-contractors, and even if such loss, damage, liability, injury or death is caused wholly or partially by the unseaworthiness of any vessel; and the Charterers shall indemnify, protect, defend and hold harmless the Owners from any and against all claims, costs, expenses, actions, proceedings, suits, demands, and liabilities whatsoever arising out of or in connection with such loss, damage, liability, personal injury or death.
(c) Consequential Damages. — Neither party shall be liable to the other for, and each party hereby agrees to protect, defend and indemnify the other against, any consequential damages whatsoever arising out of or in connection with the performance or non-performance of this Charter Party, including, but not limited to, loss of use, loss of profits, shut-in or loss of production and cost of insurance.
(d) Limitations. — Nothing contained in this Charter Party shall be construed or held to deprive the Owners or the Charterers, as against any person or party, including as against each other, of any right to claim limitation of liability provided by any applicable law, statute or convention, save that nothing in this Charter Party shall create any right to limit liability. Where the Owners or the Charterers may seek an indemnity under the provisions of this Charter Party or against each other in respect of a claim brought by a third party, the Owners or the Charterers shall seek to limit their liability against such third party.
(e) Himalaya Clause. — (i) All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Charterers shall also apply to and be for the benefit of the Charterers’ parent, affiliated, related and subsidiary companies; the Charterers’ contractors, sub-contractors, clients, joint venturers and joint interest owners (always with respect to the job or project on which the Vessel is employed); their respective employees and their respective underwriters.
(ii) All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Owners shall also apply to and be for the benefit of the Owners’ parent, affiliated, related and subsidiary companies, the Owners’ sub-contractors, the Vessel, its Master, Officers and Crew, its registered owner, its operator, its demise charterer(s), their respective employees and their respective underwriters.
(iii) The Owners or the Charterers shall be deemed to be acting as agent or trustee of and for the benefit of all such persons and parties set forth above, but only for the limited purpose of contracting for the extension of such benefits to such persons and parties.
(f) Mutual Waiver of Recourse (Optional, only applicable if stated in Box 28, but regardless of whether this option is exercised the other provisions of Clause 12 shall apply and shall be paramount)
In order to avoid disputes regarding liability for personal injury or death of employees or for loss of or damage to property, the Owners and the Charterers have entered into, or by this Charter Party agree to enter into, an Agreement for Mutual Indemnity and Waiver of Recourse (in a form substantially similar to that specified in ANNEX “C”) between the Owners, the Charterers and the various contractors and sub-contractors of the Charterers.
(g) Hazardous and Noxious Substances. — Notwithstanding any other provision of this Charter Party to the contrary, the Charterers shall always be responsible for any losses, damages or liabilities suffered by the Owners, their employees, contractors or sub-contractors, by the Charterers, or by third parties, with respect to the Vessel or other property, personal injury or death, pollution or otherwise, which losses, damages or liabilities are caused, directly or indirectly, as a result of the Vessel’s carriage of any hazardous and noxious substances in whatever form as ordered by the Charterers, and the Charterers shall defend, indemnify the Owners and hold the Owners harmless for any expense, loss or liability whatsoever or howsoever arising with respect to the carriage of hazardous or noxious substances.
13.	Pollution
(a) Except as otherwise provided for in Clause 15(c)(iii), the Owners shall be liable for, and agree to indemnify, defend and hold harmless the Charterers against, all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of actual or potential pollution damage and the cost of cleanup or control thereof arising from acts or omissions of the Owners or their personnel which cause or allow discharge, spills or leaks from the Vessel, except as may emanate from cargo thereon or therein.
(b) The Charterers shall be liable for and agree to indemnify, defend and hold harmless the Owners from all claims, costs, expenses, actions, proceedings, suits, demands, liabilities, loss or damage whatsoever arising out of or resulting from any other actual or potential pollution damage, even where caused wholly or partially by the act, neglect or default of the Owners, their employees, contractors or sub-contractors or by the unseaworthiness of the Vessel.
14.	Insurance
(a)(i) The Owners shall procure and maintain in effect for the duration of this Charter Party, with reputable insurers, the insurances set forth in ANNEX “B”. Policy limits shall not be less than those indicated. Reasonable deductibles are acceptable and shall be for the account of the Owners.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

(ii) The Charterers shall upon request be named as co-insured. The Owners shall upon request cause insurers to waive subrogation rights against the Charterers (as encompassed in Clause 12(e)(i)). Co-insurance and/or waivers of subrogation shall be given only insofar as these relate to liabilities which are properly the responsibility of the Owners under the terms of this Charter Party.
(b) The Owners shall upon request furnish the Charterers with certificates of insurance which provide sufficient information to verify that the Owners have complied with the insurance requirements of this Charter Party.
(c) If the Owners fail to comply with the aforesaid insurance requirements, the Charterers may, without prejudice to any other rights or remedies under this Charter Party, purchase similar coverage and deduct the cost thereof from any payment due to the Owners under this Charter Party.
15.	Saving of Life and Salvage
(a) The Vessel shall be permitted to deviate for the purpose of saving life at sea without prior approval of or notice to the Charterers and without loss of Hire provided however that notice of such deviation is given as soon as possible.
(b) Subject to the Charterers’ consent, which shall not be unreasonably withheld, the Vessel shall be at liberty to undertake attempts at salvage, it being understood that the Vessel shall be off hire from the time she leaves port or commences to deviate and she shall remain off-hire until she is again in every way ready to resume the Charterers’ service at a position which is not less favourable to the Charterers than the position at the time of leaving port or deviating for the salvage services.
All salvage monies earned by the Vessel shall be divided equally between the Owners and the Charterers, after deducting the Master’s, Officers’ and Crew’s share, legal expenses, value of fuel and lubricants consumed, Hire of the Vessel lost by the Owners during the salvage, repairs to damage sustained, if any, and any other extraordinary loss or expense sustained as a result of the salvage.
The Charterers shall be bound by all measures taken by the Owners in order to secure payment of salvage and to fix its amount.
(c) The Owners shall waive their right to claim any award for salvage performed on property owned by or contracted to the Charterers, always provided such property was the object of the operation the Vessel was chartered for, and the Vessel shall remain on hire when rendering salvage services to such property. This waiver is without prejudice to any right the Vessel’s Master, Officers and Crew may have under any title.
If the Owners render assistance to such property in distress on the basis of “no claim for salvage”, then, notwithstanding any other provisions contained in this Charter Party and even in the event of neglect or default of the Owners, Master, Officers or Crew:
(i)	The Charterers shall be responsible for and shall indemnify the Owners against payments made, under any legal rights, to the Master, Officers and Crew in relation to such assistance.
(ii)	The Charterers shall be responsible for and shall reimburse the Owners for any loss or damage sustained by the Vessel or her equipment by reason of giving such assistance and shall also pay the Owners’ additional expenses thereby incurred.
(iii)	The Charterers shall be responsible for any actual or potential spill, seepage and/or emission of any pollutant howsoever caused occurring within the offshore site and any pollution resulting therefrom wheresoever it may occur and including but not limited to the cost of such measures as are reasonably necessary to prevent or mitigate pollution damage, and the Charterers shall indemnify the Owners against any liability, cost or expense arising by reason of such actual or potential spill, seepage and/or emission.

(iv)	The Vessel shall not be off-hire as a consequence of giving such assistance, or effecting repairs under sub-paragraph (ii) of this sub-clause, and time taken for such repairs shall not count against time granted under Clause 11(c).
(v)	The Charterers shall indemnify the Owners against any liability, cost and/or expense whatsoever in respect of any loss of life, injury, damage or other loss to person or property howsoever arising from such assistance.
16.	Lien
The Owners shall have a lien upon all ~~cargoes~~ equipment for all claims against the Charterers under this Charter Party and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned. The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. Except as provided in Clause 12, the Charterers shall indemnify and hold the Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter Period while she is under the control of the Charterers, and against any claims against the Owners arising out of the operation of the Vessel by the Charterers or out of any neglect of the Charterers in relation to the Vessel or the operation thereof. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder, unless brought about by the act or neglect of the Owners, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.
17.	Sublet and Assignment
(a) Charterers. — The Charterers shall have the option of subletting, assigning or loaning the Vessel to any person or company not competing with the Owners, subject to the Owners’ prior approval which shall not be unreasonably withheld, upon giving notice in writing to the Owners, but the original Charterers shall always remain responsible to the Owners for due performance of the Charter Party and contractors of the person or company taking such subletting, assigning or loan shall be deemed contractors of the Charterers for all the purposes of this Charter Party. The Owners make it a condition of such consent that additional Hire shall be paid as agreed between the Charterers and the Owners having regard to the nature and period of any intended service of the Vessel.
~~(b) If the Vessel is sublet, assigned or loaned to undertake rig anchor handling and/or towing operations connected with equipment, other than that used by the Charterers, then a daily increment to the Hire in the amount as stated in Box 29 or pro rata shall be paid for the period between departure for such operations and return to her normal duties for the Charterers.~~
(c) Owners. — The Owners may not assign or transfer any part of this Charter Party without the written approval of the Charterers, which approval shall not be unreasonably withheld.
Approval by the Charterers of such subletting or assignment shall not relieve the Owners of their responsibility for due performance of the part of the services which is sublet or assigned.
18.	Substitute Vessel
The Owners shall be entitled at any time, whether before delivery or at any other time during the Charter Period, to provide a substitute vessel, subject to the Charterers’ prior approval which shall not be unreasonably withheld.
19.	War
(a) Unless the consent of the Owners be first obtained, the Vessel shall not be ordered nor continue to any port or place or on any voyage nor be used on any service which will bring the Vessel within a zone which is dangerous as a result of any actual or threatened act of war, war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against this or any other vessel or its cargo by any person, body or state whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of sanctions, nor carry any goods that may in any way expose her to any risks of seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any government or rulers.
(b) Should the Vessel approach or be brought or ordered within such zone, or be exposed in any way to the said risks, (i) the Owners shall be entitled from time to time to insure their interest in the Vessel for such terms as they deem fit up to its open market value and also in the Hire against any of the risks likely to be involved thereby, and the Charterers shall make a refund on demand of any additional premium thereby incurred, and (ii) notwithstanding the terms of Clause 11 Hire shall be payable for all time lost including any loss owing to loss of or injury to the Master, Officers, Crew or passengers or to refusal by any of them to proceed to such zone or to be exposed to such risks.
(c) In the event of additional insurance premiums being incurred or the wages of the Master and/or Officers and/or Crew and/or the cost of provisions and/or stores for deck and/or engine room being increased by reason of or during the existence of any of the matters mentioned in sub-clause (a) the amount of any additional premium and/or increase shall be added to the Hire, and paid by the Charterers on production of the Owners’ account therefor, such account being rendered monthly.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

(d) The Vessel shall have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other way whatsoever given by the government of the nation under whose flag the Vessel sails or any other government or any person (or body) acting or purporting to act with the authority of such government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.
(e) In the event of the outbreak of war (whether there be a declaration of war or not) between any of the countries stated in Box 30 or in the event of the nation under whose flag the Vessel sails becoming involved in war (whether there be a declaration of war or not) either the Owners or the Charterers may terminate this Charter Party, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with PART I if it has cargo on board after discharge thereof at destination or, if debarred under this Clause from reaching or entering it, at a near open and safe port or place as directed by the Owners, or if the Vessel has no cargo on board, at the port or place at which it then is or if at sea at a near, open and safe port or place as directed by the Owners. In all cases Hire shall continue to be paid and, except as aforesaid, all other provisions of this Charter Party shall apply until redelivery.
(f) If in compliance with the provisions of this Clause anything is done or is not done, such shall not be deemed a deviation.
The Charterers shall procure that all Bills of Lading (if any) issued under this Charter Party shall contain the stipulations contained in sub-clauses (a), (d) and (f) of this Clause.
20.	Excluded Ports
(a) The Vessel shall not be ordered to nor bound to enter without the Owners’ written permission (a) any place where fever or epidemics are prevalent or to which the Master, Officers and Crew by law are not bound to follow the Vessel;
(b) any ice-bound place or any place where lights, lightships, marks and buoys are or are likely to be withdrawn by reason of ice on the Vessel’s arrival or where there is risk that ordinarily the Vessel will not be able on account of ice to reach the place or to get out after having completed her operations. The Vessel shall not be obliged to force ice nor to follow an icebreaker. If, on account of ice, the Master considers it dangerous to remain at the loading or discharging place for fear of the Vessel being frozen in and/or damaged he has liberty to sail to a convenient open place and await the Charterers’ fresh instructions.
(b) Should the Vessel approach or be brought or ordered within such place, or be exposed in any way to the said risks, the Owners shall be entitled from time to time to insure their interests in the Vessel and/or Hire against any of the risks likely to be involved thereby on such terms as they shall think fit, the Charterers to make a refund to the Owners of the premium on demand. Notwithstanding the terms of Clause 11 Hire shall be paid for all time lost including any lost owing to loss of or sickness or injury to the Master, Officers, Crew or passengers or to the action of the Crew in refusing to proceed to such place or to be exposed to such risks.
21.	General Average and New Jason Clause
General Average shall be adjusted and settled in London unless otherwise stated in Box 31, according to York/Antwerp Rules, 1974, as may be amended. Hire shall not contribute to General Average. Should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:
“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the Owners are not responsible, by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the Owners in General Average to the payment of any sacrifices, loss or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.
If a salving vessel is owned or operated by the Owners, salvage shall be paid for as fully as if the said salving vessel or vessels belonged to strangers. Such deposit as the Owners, or their agents, may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the Owners before delivery”.
22.	Both-to-Blame Collision Clause
If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Owners in the navigation or the management of the Vessel, the Charterers will indemnify the Owners against all loss or liability to the other or non-carrying ship or her owners insofar as such loss or liability represent loss of or damage to, or any claim whatsoever of the owners of any goods carried under this Charter Party paid or payable by the other or non-carrying ship or her owners to the owners of the said goods and set-off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the Vessel or the Owners. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to the colliding ships or objects are at fault in respect of a collision or contact.
23.	Structural Alterations and Additional Equipment
The Charterers shall have the option of, at their expense, making structural alterations to the Vessel or installing additional equipment with the written consent of the Owners which shall not be unreasonably withheld but unless otherwise agreed the Vessel is to be redelivered reinstated, at the Charterers’ expense, to her original condition. The Vessel is to remain on hire during any period of these alterations or reinstatement. The Charterers, unless otherwise agreed, shall be responsible for repair and maintenance of any such alteration or additional equipment.
24.	Health and Safety
The Owners shall comply with and adhere to all applicable international, national and local regulations pertaining to health and safety, and such Charterers’ instructions as may be appended hereto.
25.	Taxes
Each party shall pay taxes due on its own profit, income and personnel. The Charterers shall pay all other taxes and dues arising out of the operation or use of the Vessel during the Charter Period.
In the event of change in the Area of Operation or change in local regulation and/or interpretation thereof, resulting in an unavoidable and documented change of the Owners’ tax liability after the date of entering into the Charter Party or the date of commencement of employment, whichever is the earlier, Hire shall be adjusted accordingly.
26.	Early Termination
(a) For Charterers’ Convenience. — The Charterers may terminate this Charter Party at any time by giving the Owners written notice as stated in Box 15 and by paying the settlement stated in Box 14 and the demobilisation charge stated in Box 16, as well as Hire or other payments due under the Charter Party.
(b) For Cause. — If either party becomes informed of the occurrence of any event described in this Clause that party shall so notify the other party promptly in writing and in any case within 3 days after such information is received. If the occurrence has not ceased within 3 days after such notification has been given, this Charter Party may be terminated by either party, without prejudice to any other rights which either party may have, under any of the following circumstances:
(i)	Requisition. — If the government of the state of registry and/or the flag of the Vessel, or any agency thereof, requisitions for hire or title or otherwise takes possession of the Vessel during the Charter Period.
(ii)	Confiscation. — If any government, individual or group, whether or not purporting to act as a government or on behalf of any government, confiscates, requisitions, expropriates, seizes or otherwise takes possession of the Vessel during the Charter Period.
(iii)	Bankruptcy. — In the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed or if it suspends payment or ceases to carry on business.
(iv)	Loss of Vessel. — If the Vessel is lost, actually or constructively, or missing, unless the Owners provide a substitute vessel pursuant to Clause 18. In the case of termination, Hire shall cease from the date the Vessel was lost or, in the event of a constructive total loss, from the date of the event giving rise to such loss. If the date of loss cannot be ascertained or the Vessel is missing, payment of Hire shall cease from the date the Vessel was last reported.
(v)	Breakdown. — If, at any time during the term of this Charter Party, a breakdown of the Owners’ equipment or Vessel results in the Owners’ being unable to perform their obligations hereunder for a period exceeding that stated in Box 32, unless the Owners provide a substitute vessel pursuant to Clause 18.
(vi)	Force Majeure. — If a force majeure condition as defined in Clause 27 prevails for a period exceeding 15 consecutive days.

(vii)	Default. — If either party is in repudiatory breach of its obligations hereunder.
Termination as a result of any of the above mentioned causes shall not relieve the Charterers of any obligation for Hire and any other payments due.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

27.	Force Majeure
Neither the Owners nor the Charterers shall be liable for any loss, damages or delay or failure in performance hereunder resulting from any force majeure event, including but not limited to acts of God, fire, action of the elements, epidemics, war (declared or undeclared), warlike actions, insurrection, revolution or civil strife, piracy, civil war or hostile action, strikes or differences with workmen (except for disputes relating solely to the Owners’ or the Charterers’ employees), acts of the public enemy, federal or state laws, rules and regulations of any governmental authorities having or asserting jurisdiction in the premises or of any other group, organisation or informal association (whether or not formally recognised as a government), and any other cause beyond the reasonable control of either party which makes continuance of operations impossible.
28.	Notices and Invoices
Notices and invoices required to be given under this Charter Party shall be given in writing to the addresses stated in Boxes 21, 35 and 36 as appropriate.
29.	Wreck Removal
If the Vessel sinks and becomes a wreck and an obstruction to navigation and has to be removed upon request by any compulsory law or authority having jurisdiction over the area where the wreck is placed, the Owners shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the wreck.
30.	Confidentiality
All information or data obtained by the Owners in the performance of this Charter Party is the property of the Charterers, is confidential and shall not be disclosed without the prior written consent of the Charterers. The Owners shall use their best efforts to ensure that the Owners, any of their sub-contractors, and employees and agents thereof shall not disclose any such information or data.
31.	Law and Arbitration
*)	(a) This Charter Party shall be governed by English law and any dispute arising out of this Charter Party shall be referred to arbitration in London, one arbitrator being appointed by each party, in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force. On the receipt by one party of the nomination in writing of the other party’s arbitrator that party shall appoint their arbitrator within 14 days, failing which the arbitrator already appointed shall act as sole arbitrator. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.
~~*)~~	~~(b) Should any dispute arise out of this Charter Party, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this agreement may be made a rule of the Court. The arbitrators shall be members of the Society of Maritime Arbitrators, Inc. of New York and the proceedings shall be conducted in accordance with the rules of the Society.~~

~~*)~~	~~(c) Any dispute arising out of this Charter Party shall be referred to arbitration at the place stated in Box 33 subject to the law and procedures applicable there.~~

~~(d) If Box 33 in PART I is not filled in, sub clause (a) of this Clause shall apply.~~

~~*)~~	~~(a), (b) and (c) are alternatives; state alternative agreed in Box 33~~
32.	Entire Agreement
This is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.
33.	Severability Clause
If any portion of this Charter Party is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of this Charter Party shall continue in full force and effect.
34.	Demise
Nothing herein contained shall be construed as creating a demise of the Vessel to the Charterers.
35.	Definitions
“Well” is defined for the purposes of this Charter Party as the time required to drill, test, complete and/or abandon a single borehole including any side-track thereof.

“Offshore unit” is defined for the purposes of this Charter Party as any vessel, offshore installation, structure and/or mobile unit used in offshore exploration, construction, pipelaying or repair, exploitation or production.

“Offshore site” is defined for the purposes of this Charter Party as the area within three nautical miles of an “offshore unit” from or to which the Owners are requested to take their Vessel by the Charterers.

“Employees” is defined for the purposes of this Charter Party as employees, directors, officers, servants, agents or invitees.
36.	Headings
The headings of this Charter Party are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter Party.

This document is a computer generated SUPPLYTIME 89 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

CHARTER PARTY DATED 06rd August.2010 — RV JEAN CHARCOT
ADDITIONAL CLAUSES

Clause 37	FUEL/LUBES/CONSUMABLES/COMMUNICATIONS CHARGES/REIMBURSABLES/RUBBISH SKIPS/VIDEOS/DVD

Fuel to be provided by Charterer and lubes to be supplied by Owner and re charged.

Communications, radio, telex, telephone charges/port charges/consumables and other reimbursables; for these items and any other costs/charges etc supplied by Owners at the Charters request which are reimbursable to Owners, shall be invoiced by Owners per Boxes 21 and 23 at cost price plus 10% handling charge

The provision of a rubbish skip and emptying and disposal of same shall be arranged by the Owners and paid for by the Charterers.

The provision of a video/DVD player and the existing basic library of video tapes/DVD’s in the dayroom shall be the owners responsibility, however the responsibility and cost of hiring video tapes/DVD’s shall be for the Charterers account.

Clause 38	MANNING

The Vessel shall be manned by Owners with properly qualified, experienced and certified officers and crew in all departments wherever possible the owner shall apply a flexible crew rotation schedule so as to coincide with charters operations requirements at no cost or lost time to the charterer.

Clause 39	INSURANCE

The Vessel and Owner insurances are to be maintained as attached to this Charter Party as Appendix “B” or as mutually agreed.

Clause 40	HEALTH AND SAFETY

With reference to Clause 24 hereof, the Charterers shall provide protective equipment (such as footwear and hardhats) for Charterers personnel, as required by the Vessel’s safety regulations and according to the Master’s instructions.

Clause 41	Early Termination

For the avoidance of doubt the Early termination of Charter (box 14) would run consecutively after notice of early termination (box 15). During the ten days notice the vessel would be available for operation by PRXI. During the 10 days early termination payment the availability of the ship is at Hays Ships discretion.

Clause 42	NORWEGIAN ISSUES

If the vessel is operating in Norwegian waters the charterer shall administrate and reimburse owner any addition taxes levied to the company or ships crew by the Norwegian authorities.

The vessel may operate in Norwegian waters but should not go alongside in Norway due to complications with Norwegian labour laws.

Clause 43	CONFLICTING PROVISIONS

If there shall be any conflict between the terms and conditions of these Special clauses 37 – 45 inclusive, and the remaining terms of this charter party then the terms of this charter party shall be deemed to be amended in order to give full effect to these special clauses and thus these additional clauses shall take precedence.

Clause 44	Salvage

The salvage provisions in clause 15 do not apply to the subject of the project.